February 24, 2017

VIA EDGAR

Mr. Craig Arakawa

Branch Chief

Office of Beverages, Apparel and Mining

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Ferroglobe PLC
Form 20-F for the fiscal year ended December 31, 2015
Filed May 2, 2016
File No. 001-37668

Dear Mr. Arakawa:

This letter is in response to your comment letter dated February 13, 2016. We are currently working on a response to your comments, and the Company intends to submit a response to your comments on Friday, March 10, 2017.

Sincerely,

/s/ Joseph Ragan
Joseph Ragan Chief Financial Officer

cc:	Brian Sikora
Jeffrey E. Jordan